Exhibit 10.5

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This AMENDMENT NO. 1 TO LICENSE AGREEMENT (this “Amendment”) is dated as of November 12, 2021 (the “Amendment Date”) by and between Fresh Grapes, LLC, a Texas limited liability company (“Company” or “We”) and Nina Dobrev (“Licensor” or “you”). Licensor and Company are sometimes referred to collectively herein as the “Parties” and each is sometimes referred to herein as a “Party.”

RECITALS

A. Company and Licensor are parties to that certain License Agreement dated as of March [*], 2021, including the Basic Terms and the Standard Terms and Conditions (the “STCs”)(collectively, the “Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

B. Licensor is a member of Company and a party to that certain Limited Liability Company Agreement of Company dated March [*], 2021, as amended (the “Operating Agreement”).

C. Upon the effective date of the Agreement and Operating Agreement (the “Effective Date”), Company granted Licensor one hundred fifty-six thousand five hundred (156,500) Class F Units, which were described on Schedule I of the Operating Agreement as having a Percentage Interest of 11.5%.

D. In order to resolve a dispute as to the number of Class F Units that Licensor was entitled to receive upon entry into the Agreement, and to restore Licensor’s Percentage Interest of 11.5% as of the Effective Date, concurrently with the execution and delivery of this Amendment, Nechio & Novak FV, LLC, an existing holder of outstanding Class F Units, is assigning and transferring to Licensor twenty thousand seven hundred two (20,702) Class F Units (the “Restored Units”)

E. Section 15.2 of the STCs provides that the Agreement will automatically terminate in the event Licensor ceases to be a Member of Company or upon the termination of the Operating Agreement for any reason.

F. The Parties acknowledge that Company intends to convert from a Texas limited liability company to a Nevada corporation under the name Fresh Vine Wine, Inc. (or such other jurisdiction or name determined by Company’s Board of Managers and approved by Company’s members as required by applicable law) (the “Corporation”) in connection with a proposed initial public offering of the Corporation’s common stock (the “IPO”). Such conversion is referred to herein as the “Conversion.” References to the “Company” herein and in the Agreement shall refer to the Corporation following the Conversion. There is no assurance that the Conversion or the IPO will occur.

G. Upon the Conversion, Company will continue to exist without interruption in the organizational form of the Corporation (rather than as a limited liability company) and the units representing Licensor’s outstanding membership interests in Company will convert into shares of common stock of the Corporation, at which time Licensor will cease to be a Member of Company and will, instead, be a stockholder of the Corporation. Also upon the Conversion, the Operating Agreement will be terminated and be of no further force or effect.

H. Section 20 of the STCs provides that the Agreement may be amended, modified or canceled only by a written agreement signed by the Parties thereto.

I. The Parties desire to amend the Agreement pursuant to the Amendment so that the Agreement does not terminate at or following the Conversion upon Licensor ceases to be a Member of Company or upon the termination of the Operating Agreement.

J. The Parties further wish to amend the Agreement to accelerate the date on which Company is required to commence paying a license fee to Licensor from the first anniversary of the Effective Date to the earlier of the first anniversary of the Effective Date or the initial closing date of the IPO, and to provide the other rights set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises herein set forth and for other good and valuable consideration, the nature, receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendment to Termination Provision. Section 15.2 of the STCs shall be amended in its entirety to read as follows:

“15.2 Licensor shall have the right to terminate this Agreement without prejudice to any other rights that Licensor may have, upon written notice to Company: for (i) Cause; (ii) if Company materially breaches any material term, condition, obligation, representation or warranty provided for in this Agreement and fails to cure such breach within thirty (30) days after Licensor has delivered a written notice that includes a description of such breach and Licensor’s specifications for what would constitute a cure of such breach (to the extent curable). Furthermore, if as of the end of calendar year 2023, Company has not achieved at least Five Million Dollars ($5,000,000) in EBITDA in either Company’s 2022 fiscal year or Company’s 2023 fiscal year, then Licensor shall have the right to terminate this Agreement, without prejudice to any other rights that Licensor may have, upon written notice to Company to be received within thirty (30) following Company’s providing notice to Licensor of Company’s EBITDA for its fiscal year 2023. Company shall calculate and provide notice to Licensor of Company’s EBITDA for each of its fiscal year 2022 and 2023 no later than March 31 of the following year.”

2. Compensation. Notwithstanding Section 6(b) of the Basic Terms, the Parties hereby agree that Company shall commence paying the license fee of $300,000 per year on earlier of the first anniversary of the Effective Date or the initial closing date of the IPO.

3. Grossed-Up Tax Indemnity. Company agrees to indemnify and reimburse Licensor for all United States federal and state income taxes that may become due and payable by Licensor solely as a result of the assignment and transfer of the Restored Units by Nechio & Novak FV, LLC to Licensor and Licensor’s receipt of this tax indemnity payment from Company. Prior to the filing of any tax return associated with a claim for indemnification under this Section 3(b) (a “Tax Return”), Licensor shall provide to Company Licensor’s calculation of the amount of income taxes for which Licensor is seeking indemnification and any supporting information reasonably requested by Seller in connection therewith. Company shall satisfy Licensor’s claim for indemnification and reimburse Licensor for the indemnifiable amounts no later than thirty (30) days following the filing the applicable Tax Return.

4. Board Observation Rights. During the term of the Agreement, Licensor shall be entitled to serve as a non-voting observer to Company’s Board of Directors (in such capacity, Licensor is referred to herein as the “Observer”). Company will permit the Observer to attend all meetings, excluding committee meetings and executive sessions of independent directors, of Company’s Board of Directors (the “Board”) in a non-voting, observer capacity. The Observer may participate fully in discussions of all matters brought to the Board for consideration, but in no event shall the Observer (i) be deemed to be a member of the Board; or (ii) except for (and without limitation of) the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to Company or its stockholders. The presence of the Observer shall not be taken into account or required for purposes of establishing a quorum. Upon request received from the Observer, Company shall give the Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors, and the Observer agrees to hold in confidence and trust all information so provided. Notwithstanding the foregoing, that Company reserves the right to exclude the Observer from any Board meeting or portion thereof, and deny the Observer access to any material provided to directors, if the Board in good faith determines that such exclusion is reasonably necessary (i) to preserve attorney-client privilege or work product privilege, or (ii) to avoid a conflict of interest for or with Company.

5. Certain Company Governance Rights. Under the Operating Agreement, Licensor has the right to designate one Manager (the “ND Designee”) to serve on Company’s Board of Managers. The Operating Agreement further provides that Company may not take specified actions without the affirmative vote or written consent of either the JH Designee or ND Designee, including without limitation Major Decisions made by the Board (the “Special Approval Rights”). In addition, at any time during which an ND Designee is not serving as a Manager, due to such person’s resignation or removal without the filling of the resulting vacancy or otherwise, the Special Approval Rights of the ND Designee under the Operating Agreement are instead vested in Licensor in her capacity as a Class F Member of Company or controlling affiliate of a Class F Member, and not as a Manager. Notwithstanding the fact that the Operating Agreement will be terminated upon the Conversion, Company agrees that the Special Approval Rights shall continue to apply with respect to actions taken or proposed to be taken by the Corporation after the Conversion in the same manner in which they applied to actions taken or proposed to be taken by Company prior to the Conversion; provided; however, that the Special Approval Right shall terminate and have no further force or effect upon the effective time of the registration statement registering the offer and sale of Company securities in the IPO. If, following the Conversion, the closing of the IPO does not occur as a result of Company electing to abandon the offering or otherwise, upon the request of either party, Company and Licensor will cooperate with each other in good faith to prepare and enter into a formal written agreement reflecting Licensor’s continued Special Approval Rights.

6. Effective Date of Amendment. This Amendment shall be effective as of the Amendment Date.

7. Representations. Company and Licensor each represents and warrants that: (a) such Party has the power and legal right and authority or capacity, as applicable, to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of such Party and is enforceable against such Party in accordance with its terms.

8. Affirmation; Entire Agreement. Except as expressly provided in this Amendment, no term of the Agreement shall be waived, amended or otherwise modified as a result of the entry into this Amendment. The Agreement, as amended by this Amendment, sets forth the Parties’ final and entire agreement with respect to the subject matter hereof and thereof and supersedes any and all prior understandings and agreements.

9. Governing Law, Remedies. This Amendment will be governed by and construed in accordance with the internal substantive laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

10. Miscellaneous. The section headings in this Amendment are for convenience only and are not intended to be a complete or accurate summary of the contents of any section. They shall not be used in construing this Agreement or any part hereof. The Agreement, as amended by this Amendment, embodies the entire understanding of the Parties with respect to the subject matter contained in the Agreement and this Amendment and supersedes all prior and contemporaneous agreements, representations, or understandings, written or oral, between Licensor and Company. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have duly accepted and agreed to this Amendment and agree to be bound hereby as of the dated first written above.

COMPANY:

FRESH GRAPES, LLC

By:	/s/ Damian Novak
Damian Novak, Executive Chairman

LICENSOR:

/s/ Nina Dobrev
Nina Dobrev

5